EXHIBIT 10.3

Approval by Compensation Committee

Created by:

Miles Jennings

Recruiter.com Group, Inc.

Offer Letter

Dear Judy,

It is our pleasure to confirm our offer of employment to you as Chief Financial Officer with Recruiter.com, with a start date on or about 9-1-21, reporting to Evan Sohn. The position is subject to our at-will employment policy.

Compensation

•

Base and Bonus. The position is compensated with an On Track Earnings ("OTE") of $250,000, comprised of a base salary of $200,000, which is paid bi-weekly and a quarterly, performance-based "Bonus Program," of up to $50,000 per year which is tied to the company achieving its financial and performance milestones.

Benefits

•	We offer a full suite of health and wellness benefits, including medical, dental, vision, mental health, short and long term disability, and life insurance through Justworks, all of which is described here.
•	This role is eligible for 4 weeks of vacation and 5 days of sick time per year. Holidays follow bank holidays and there are ten in total. There is also an extra week of paid time off during a company "shut-down" from 12/26 through 1/1.
•	Additional benefits include:

○	Matching 401K (currently 50% of the first 4%)
○	Gym and Wellness Membership through ClassPass
○	$100/month Communications Package
○	On Demand Workspace through our partner WeWork
○	Learning and Development offerings
○	Other fringe benefits as are made available to other similarly situated employees of the Company, in accordance with and subject to the eligibility and other provisions of such plans and programs.

Recruiter.com Group, Inc.

www.recruiter.com

To confirm your acceptance of this offer of employment, please sign below. There are additional forms required in order to complete the hiring process, including a background check and employment verification, as well as acknowledgment of the Company's Handbook and Insider Trading policies.

It’s an exciting time for our growing company and we would be very pleased to have you on our team! Please reach out to me with any questions that you might have.

Signed

Recruiter.com Group, Inc.

www.recruiter.com

Employment Agreement

This Employment Agreement (this "Agreement") is made effective as of 8-24-21, by and between Recruiter.com Recruiting Solutions, LLC, a subsidiary of Recruiter.com Group, Inc. ("Recruiter" or the "Company") and Judy Krandel ("Individual"), residing at:

Recruiter and Individual may be referred to collectively as the "Parties", or in singular form as "Party".

RECITALS

A. Recruiter is engaged in the business of providing recruiting technology and services.

B. Individual will primarily perform the job duties at the following location: virtual with some travel.

C. Recruiter desires to have the services of Individual.

D. Individual is willing to be employed by Recruiter.

Therefore, the Parties agree as follows:

1. EMPLOYMENT. Recruiter shall employ Individual as a Chief Financial Officer. Individual shall provide to Recruiter the services described on the attached Exhibit A, which is made a part of this Agreement by this reference. Individual accepts and agrees to such employment, and agrees to be subject to the general supervision, advice and direction of Recruiter and Recruiter's supervisory personnel. Individual shall also perform (i) such other duties as are customarily performed by an employee in a similar position, and (ii) such other and unrelated services and duties as may be assigned to Individual from time to time by Recruiter.

2. BEST EFFORTS OF EMPLOYEE. Individual agrees to perform faithfully, industriously, and to the best of Individual's ability, experience, and talents, all of the duties that may be required by the express and implicit terms of this Agreement, to the reasonable satisfaction of Recruiter. Such duties shall be provided at such place(s) as the needs, business, or opportunities of Recruiter may require from time to time.

3. TERM/TERMINATION. Individual's employment under this Agreement shall be for an unspecified term on an "at will" basis. Recruiter may terminate employment with three (3) months of paid notice. The compensation paid under this Agreement shall be Individual's exclusive remedy. The date of termination, whether voluntary or involuntary, shall be considered the "Termination Date." Sections 9-22 shall survive Termination Date.

Recruiter.com Group, Inc.

www.recruiter.com

4. COMPENSATION OF EMPLOYEE. Upon Termination Date, all Employee Compensation under this paragraph shall cease; provided, however, that Individual shall be entitled to payments for periods or partial periods that occurred prior to the Termination Date and for which Individual has not yet been paid, if applicable. Any and all sales commissions and bonuses shall be forfeited upon termination, unless the relevant invoice(s) have been fully paid by the Company's client prior to termination. This section of the Agreement is included only for accounting and payroll purposes and should not be construed as establishing a minimum or definite term of employment.

5. EXPENSE REIMBURSEMENT. Recruiter will reimburse Individual for approved "out-of- pocket" expenses incurred by Individual in accordance with Recruiter's policies in effect.

6. RECOMMENDATIONS FOR IMPROVING OPERATIONS. Individual shall provide Recruiter with all information, suggestions, and recommendations regarding Recruiter's business, of which Individual has knowledge, that will be of benefit to Recruiter.

7. BACKGROUND CHECK. The Company may conduct a background, drug, and/or reference check prior to employment or at anytime, without notice to Individual, during employment (the "Background Checks").  The outcome of Background Checks may effect eligibility for hire and ongoing employment with the Company, at the Company's sole discretion.

8. COMPLIANCE WITH EMPLOYER'S RULES. Individual agrees to comply with all of the rules and regulations of Recruiter.

9. CONFIDENTIALITY. Individual recognizes that Recruiter has and will have information regarding the following: inventions, ideas, products, product designs, sketches, processes, technical matters, trade secrets, copyrights, customer lists, prospect lists, prices and costs, business plans, future plans, and other vital information items (collectively, "Information") which are valuable, special and unique assets of Recruiter. During the period commencing on the Effective Date and ending two (2) years following Termination Date, Individual agrees, either directly or indirectly, not to divulge, disclose, or communicate any Information to any third party without the prior written consent of Recruiter. Individual will protect the Information and treat it as strictly confidential. Individual agrees that Recruiter is the sole owner of all Information. Individual further agrees that Individual shall have no rights to the Information, nor use the Information for any purpose, upon Termination Date. A violation by Individual of this paragraph shall be a material violation of this Agreement and will justify legal and/or equitable relief.

10. UNAUTHORIZED DISCLOSURE OF INFORMATION. If it appears that Individual has disclosed (or has threatened to disclose) Information in violation of this Agreement, Recruiter shall be entitled to an injunction to restrain Individual from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed. Recruiter shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.

Recruiter.com Group, Inc.

www.recruiter.com

11. NON-SOLICITATION. During the period commencing on the Effective Date and ending two (2) years following Termination Date, the Individual shall not, without the Company’s prior written consent, directly or indirectly: (i) solicit or encourage any person to leave the employment or other service of the Company or its Affiliates; or (ii) hire, on behalf of the Individual or any other person or entity, any person who has left the employment within the one year period following the termination of that person’s employment with the Company or its Affiliates. During the period commencing on the date hereof through and ending one year following the Termination Date, the Individual will not, whether for themselves or for any other person or company, intentionally interfere with the relationship of the Company or its Affiliates with, or endeavor to entice away from the Company or its Affiliates, any person or company who during the term of the Agreement is, or was during the preceding one-year period, an employee, vendor, client, partner, joint venturer or customer of the Company or its Affiliates.

12. NON-DISPARAGEMENT. Individual agrees that she will not disparage Recruiter or any of its officers, directors or employees. For purposes of this Section, “disparage” shall mean any negative statement, whether written or oral, about Recruiter or any of its officers, directors or employees. The Parties agree and acknowledge that this non-disparagement provision is a material term of this Agreement, the absence of which would have resulted in Recruiter refusing to enter into this Agreement.

13. OWNERSHIP OF SOCIAL MEDIA CONTACTS. Any social media contacts, including "followers" or "friends," that are acquired through Company accounts (including, but not limited to email addresses, blogs, Twitter, Facebook, Youtube, or other social media networks) used or created on behalf of Company are and shall remain the property of Recruiter.

14. EMPLOYEE'S INABILITY TO CONTRACT FOR EMPLOYER. Individual shall not have the right to make any contracts or commitments for or on behalf of Recruiter without first obtaining the express written consent of and Officer of Recruiter.

15. RETURN OF PROPERTY. Upon Termination Date, Individual shall deliver to Recruiter all property which is Recruiter's property or related to Recruiter's business (including but not limited to keys, technology access, passwords, equipment, records, notes, data, memoranda, models, equipment, and Information) that is in Individual's possession or under Individual's control.

16. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or on the third day after being deposited in the United States mail, postage paid, addressed to the locations listed above. Recruiter may also deliver notices to Individual by electronic mail. Such addresses may be changed from time to time by either party through approved Recruiter policy.

Recruiter.com Group, Inc.

www.recruiter.com

17. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

18. AMENDMENT. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both Parties.

19. SEVERABILITY. If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

20. WAIVER OF CONTRACTUAL RIGHT. The failure of either Party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

Recruiter.com Group, Inc.

www.recruiter.com

21. Inventions, Ideas, Processes, and Designs. All inventions, ideas, processes, programs, software, and designs (including all improvements) (i) conceived or made by the Individual during the course of his employment with the Company (whether or not actually conceived during regular business hours) and for a period of three months subsequent to the termination (whether by expiration of the Term or otherwise) of such employment with the Company, and (ii) related to the business of the Company, shall be disclosed in writing promptly to the Company and shall be the sole and exclusive property of the Company, and the Individual hereby assigns any such inventions to the Company. An invention, idea, process, program, software, or design (including an improvement) shall be deemed related to the business of the Company if (a) it was made with the Company’s funds, contracted company, personnel, equipment, supplies, facilities, or Confidential Information, (b) results from work performed by the Individual for the Company, or (c) pertains to the current business or demonstrably anticipated research or development work of the Company. The Individual shall cooperate with the Company and its attorneys in the preparation of patent and copyright applications for such developments and, upon request, shall promptly assign all such inventions, ideas, processes, and designs to the Company. The decision to file for patent or copyright protection or to maintain such development as a trade secret, or otherwise, shall be in the sole discretion of the Company, and the Individual shall be bound by such decision. The Individual hereby irrevocably assigns to the Company, for no additional consideration, the Individual’s entire right, title, and interest in and to all work product and intellectual property rights, including the right to sue, counterclaim, and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title, or interest in any work product or intellectual property rights so as to be less in any respect than the Company would have had in the absence of this Agreement. If applicable, the Individual shall provide as a schedule to this Agreement, a complete list of all inventions, ideas, processes, and designs, if any, patented or unpatented, copyrighted or otherwise, or non-copyrighted, including a brief description, which he made or conceived prior to his employment with the Company and which therefore are excluded from the scope of this Agreement. References to the Company in this Section 21 shall include the Company and its subsidiaries and affiliates.

22. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of New York.

Signed

Recruiter.com Group, Inc.

www.recruiter.com

Exhibit A

General Responsibilities of Chief Financial Officer Role

•	CFO duties and requirements for SEC filings, cash management, forecasting, budgeting and driving operating expense efficiency.
•	Management of the Finance team
•	Corporate M&A support and development
•	Assist in other work as needed
•	General duties as needed by management of Company

Signed

Recruiter.com Group, Inc.

www.recruiter.com

Exhibit B

At Recruiter.com, we invest in our employees' wellbeing and empower them with a full suite of benefits provided through Justworks.

Please visit this page for details on our current benefits package. If reading this page in print form, please reach out to your contact at Recruiter.com for a link to our current benefits.

Recruiter.com Group, Inc.

www.recruiter.com